Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces First Quarter 2010 Financial Results
PLANO, Texas — April 22, 2010 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its first quarter ended March 31, 2010.
Revenues for the first quarter of 2010 were $3.8 million compared to $8.4 million for the first quarter of 2009. Revenues in the quarter were primarily impacted by broadband telecom revenues, which decreased to $3.2 million in the first quarter of 2010 compared to $8.0 million for the first quarter of 2009. Professional services revenues decreased to $160,000 for the first quarter of 2010 compared to $249,000 for the first quarter of 2009. Gross margin percentage for the first quarter of 2010 was 49% compared to 60% for the first quarter of 2009. The decrease in gross margin percentage was primarily due to reduced utilization of the manufacturing facility and, to a lesser degree, a revenue mix shift toward lower margin products. The company reported a net loss of $2.4 million, or $(0.34) per share for the first quarter of 2010, compared to a net income of $707,000, or $0.11 per fully diluted share in the first quarter of 2009. The company has a working capital position of $19.0 million, including cash and marketable securities of $15.9 million on March 31, 2010.
“Our business in the telecommunications industry continues to be very difficult to predict or operate within,” said Gregory B. Kalush, CEO and President of Interphase. “We acknowledged that too much of our business has been tied to this market; so last year we began implementing a multi-tiered strategy to sell our products and capabilities into new customers within new markets in order to diversify our company. Our goal is to diversify our business into new and attractive markets by offering our products and an expanded list of high quality services. During the first quarter, we invested in the necessary organizational and strategic changes to meet this goal.”
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the Communications, Aerospace-Defense, and Enterprise markets. Founded in 1974, Interphase provides expert Engineering Design and Contract Manufacturing Services, in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.

Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2010	2009
Revenues	$3,759	$8,421
Gross margin	1,859	5,017
Research and development	2,093	2,025
Sales and marketing	1,260	1,474
General and administrative	1,004	1,188

Total operating expenses	4,357	4,687
(Loss) income from operations	(2,498)	330
(Loss) income before income tax	(2,530)	427
Net (loss) income	(2,363)	707
Net (loss) income per diluted share	$(0.34)	$0.11
Weighted average common and dilutive shares	6,871	6,714
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2010	Dec. 31, 2009
Cash and marketable securities	$15,916	$17,839
Accounts receivable, net	4,174	5,106
Inventories	1,900	1,699
Net property, plant and equipment	616	692
Total assets	25,871	28,647
Total liabilities	8,881	9,385
Total shareholders’ equity	$16,990	$19,262
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